Exhibit 99.1

For Immediate Release January 25, 2013	Contacts: Debbie Hancock (Investor Relations) 401-727-5401
Wayne S. Charness (News Media) 401-727-5983

Hasbro Announces Preliminary Results for the
Fourth Quarter and Full-Year 2012

Pawtucket, RI (January 25, 2013) -- Hasbro, Inc. (NASDAQ: HAS) today announced preliminary full-year 2012 results.
"In 2012, we met many of the objectives we set for Hasbro," said Brian Goldner, Hasbro's President and Chief Executive Officer.  "Based on preliminary results, we returned the U.S. and Canada segment to historical operating profit levels; we grew revenues in the Games category against our 2012 objective of stabilizing revenues; and we grew revenues in our Girls category.  We also experienced double digit growth in our emerging markets business and achieved profitability in most major emerging markets a year ahead of our plan."
"We had a number of strong product initiatives, but consumer demand through much of the holiday season was less than anticipated in both the U. S. and certain international markets.  As a result, fourth quarter revenues did not meet our expectations.  Despite the lower than anticipated revenue, we grew our operating profit margin and earnings per share absent fourth quarter restructuring charges and the impact of foreign exchange," continued Goldner.
Based on preliminary full-year results, the Company expects to report earnings per diluted share for 2012, excluding fourth quarter restructuring charges, in the range of $2.73 to $2.75.  This includes an approximate $0.10 per diluted share negative impact from foreign exchange in 2012.  Absent the unfavorable impact of foreign exchange, earnings per diluted share excluding fourth quarter restructuring charges are expected to be in the range of $2.83 to $2.85.
Final 2012 reported earnings will reflect pre-tax restructuring charges of approximately $37 million recorded in the fourth quarter, or approximately $0.21 per diluted share, associated with the commencement of a cost savings initiative the Company is implementing.  Additionally, 2012 earnings include $11.1 million, or $0.06 per diluted share, of previously announced severance costs recorded in the first quarter 2012.  Reported 2012 earnings per diluted share are expected to be in the range of $2.52 to $2.54.
The Company's reported 2011 earnings per diluted share of $2.82, which included the impact of a $20.5 million favorable tax adjustment, or $0.15 per diluted share, and pre-tax expense of $14.4 million, or $0.07 per diluted share, related to costs associated with establishing Hasbro's Gaming Center of Excellence in Rhode Island.  Earnings per diluted share for 2011 excluding these two items were $2.74.
Per diluted share	As Reported Earnings Per Share	Approximate Impact of Foreign Exchange (FX)	Q4 12 Restructuring Charges	Adjusted EPS Excluding Impact of FX & Q4 12 Charges	Other, Net (1)	EPS Excluding Charges and Benefit
2012 (Estimated)	$2.52 - $2.54	($0.10)	($0.21)	$2.83-$2.85	($0.06)	$2.89 - $2.91
2011 (Actual)	$2.82	N/A	N/A	$2.82	$0.08	$2.74

The Company expects to report full-year 2012 revenues of approximately $4.09 billion, compared to $4.29 billion in 2011.  Absent a $99 million negative impact from foreign exchange, full year 2012 revenues declined 2%.  For the fourth quarter 2012, the Company anticipates revenues to be approximately $1.28 billion, including a negative $8 million impact from foreign exchange, compared to $1.33 billion in 2011.
"As we execute our branded play strategy, we are doing so in an industry with challenging growth prospects in certain geographies.  During the fourth quarter we established a plan to deliver $100 million of annual cost savings by 2015.  This plan focuses our efforts around developing content-rich brand initiatives consumers and retailers are responding to, thereby enabling Hasbro to focus on fewer, more significant global initiatives and enhancing shareholder returns in the coming years," said Goldner.
The Company expects to incur charges of approximately $37 million pre-tax in 2012, and an additional estimated $20-$30 million in 2013 associated with these planned actions to reduce ongoing expenses, including an approximate 10% reduction in workforce, facility consolidation and process improvements.  These actions are anticipated to begin to deliver savings in 2013, with full recognition in 2015 as all aspects of the plan are implemented.
"We fundamentally believe our strategy is sound and we remain confident in our ability to drive profitable long-term growth through brand innovation," said Deb Thomas, Chief Financial Officer.  "We believe a reduction in ongoing costs in a challenging environment will deliver the greatest long-term return to our shareholders."

(1)
Other, net for 2012 includes the impact of the $11.1 million severance costs recognized during the first quarter of 2012.  2011 includes the impact of the $20.5 million favorable tax adjustment and $14.4 million of costs associated with establishing Hasbro's gaming center of excellence.

Fourth Quarter and Full-Year 2012 Earnings Conference Call

The Company will provide more detailed information about its fourth quarter and full-year results, as well as its cost savings initiative, on Thursday, February 7, 2013 through its regularly scheduled financial results announcement and conference call.  The call will be held at 5:00 PM the same day and the webcast will be available to investors and the media on Hasbro's Investor Relations home page at http://investor.hasbro.com.  A replay of the call will be available at the same location approximately 2 hours following completion of the call.
Certain financial and statistical information included in the webcast, such as information required by Regulation G, will be available at the time of the webcast in the "Press Releases" section of Hasbro's website at www.hasbro.com, under "Investor Relations."
About Hasbro

Hasbro, Inc. (NASDAQ: HAS) is a branded play company providing children and families around the world with a wide-range of immersive entertainment offerings based on the Company's world class brand portfolio. From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative, well-known and beloved brands such as TRANSFORMERS, LITTLEST PET SHOP, NERF, PLAYSKOOL, MY LITTLE PONY, G.I. JOE, MAGIC: THE GATHERING and MONOPOLY. The Company's Hasbro Studios develops and produces television programming for markets around the world. The Hub TV Network is part of a multi-platform joint venture between Hasbro and Discovery Communications (NASDAQ: DISCA, DISCB, DISCK), in the U.S. Through the Company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com.
© 2013 Hasbro, Inc. All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company's potential performance in 2012 and beyond, including with respect to its revenues, earnings per share, costs and profitability, and the Company's ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, manufacture, source and ship new and continuing products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company's development, manufacturing, marketing, royalty and other costs; (ii) global economic conditions, including recessions, credit crises or other economic shocks or downturns affecting the United States, Europe or any of the Company's other markets which can negatively impact the retail and/or credit markets, the financial health of the Company's retail customers and consumers, and consumer and business confidence, and which can result in lower employment levels, less consumer disposable income, and lower consumer spending, including lower spending on purchases of the Company's products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives in an effective manner, (v) other economic and public health conditions in the markets in which the Company and its customers and suppliers operate which impact the Company's ability and cost to manufacture and deliver products, such as higher fuel and other commodity prices, higher labor costs, higher transportation costs, outbreaks of disease which affect public health and the movement of people and goods, and other factors, including government regulations, which can create potential manufacturing and transportation delays or impact costs; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company's net revenues and earnings, and significantly impact the Company's costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company's customers or changes by the Company's customers in their purchasing or selling patterns; (viii) greater than expected costs, or unexpected delays or difficulties, associated with THE HUB TV Network, the Company's joint venture television network with Discovery Communications, LLC, Hasbro Studios, or the creation of new content to appear on THE HUB TV Network and elsewhere; (ix) consumer interest in and acceptance of THE HUB TV Network, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (x) greater than expected costs or unexpected delays or difficulties associated with the creation of Hasbro's Gaming Center of Excellence and the execution of the Company's strategy for driving innovation and immersive play experiences in its gaming business; (xi) unexpected delays or difficulties in the Company's execution of its plans to drive growth and increased profitability in its U.S. and Canada business; (xii) the inventory policies of the Company's retail customers, including retailers' potential decisions to lower the inventories they are willing to carry, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled  with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; (xiii) delays, increased costs or difficulties associated with any of our planned entertainment initiatives; (xiv) work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xv) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xvi) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; (xvii) concentration of manufacturing for many of the Company's products in the People's Republic of China and the associated impact to the Company of public health conditions and other factors affecting social and economic activity in China, affecting the movement of products into and out of China, and impacting the cost of producing products in China and exporting them to other countries; (xviii) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xix) other market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company's products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xx) the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and (xxi) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission ("SEC") filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
This press release includes diluted earnings per share excluding the impact of changes in foreign exchange rates, restructuring charges recognized in both 2012 and 2011, and certain discrete income tax benefits related to the settlement of a tax examination in 2011.  Management believes that the presentation of diluted earnings per share excluding the impact of exchange rates provides information that is helpful to an investor's understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company's control.  Further, the Company provided the 2012 and 2011 diluted earnings per share absent restructuring charges and favorable tax adjustment to assist investors in understanding the comparability of the Company's results.
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